Exhibit 99.1

For Immediate Release
Media Contact:
Janet Reinhardt
ICR Inc.
(646) 227-1225
jreinhardt@icrinc.com

Zoës Kitchen Appoints Alec Taylor and Cordia Harrington to Board of Directors

Plano, Texas - April 6, 2015 - Zoës Kitchen (NYSE: ZOES), a fast-casual restaurant concept offering fresh, made-from-scratch Mediterranean dishes, today announced that Alec Taylor and Cordia Harrington have been appointed as independent members of its Board of Directors, effective April 6, 2015. Mr. Taylor and Ms. Harrington will replace Bill Barnum and Anthony Choe, who will conclude their Board responsibilities on April 6.

"I am pleased to welcome Alec and Cordia to the Board of Directors," said Kevin Miles, President and Chief Executive Officer of Zoës Kitchen. "Their extensive experience working with consumer brands in various capacities, from management and corporate governance to finance and operations, will be invaluable to the Company as we continue to execute on our strategy for long term shareholder value creation. We look forward to their immediate contribution as we expand our footprint and carry on our mission to bring Mediterranean meals mainstream."

Miles concluded: "On behalf of the Board, I would also like to thank Bill and Anthony and the entire Brentwood Associates team for their tremendous insight and service to the Company and for their role in our growth and success to date. With their guidance, Zoës Kitchen has grown from 19 locations to more than 140 locations across 16 states today. We wish the entire Brentwood team only the best in their future endeavors."

Mr. Taylor was selected to join the Board because of his extensive experience across consumer brands and industries in a variety of areas, including operations and management, finance, supply chain and distribution, legal, and public company governance. Mr. Taylor most recently served as Chairman and Chief Executive Officer of FGX International Inc., a worldwide producer and marketer of eyeglasses and sunglasses, from 2005 to 2013. Prior to that, Mr. Taylor served as President and Chief Operating Officer of Chattem, Inc. (NASDAQ: CHTT), a consumer products company from 1998 to 2005 and was an attorney with Miller & Martin PLLC in Chattanooga, Tennessee, from 1978 to 1998. Mr. Taylor currently serves on the Board of Directors of Bradshaw International, Inc. since 2013 and KT Health, LLC since 2014. He also serves as an Adjunct Professor at the Charleston School of Law. He previously served on the Board of Directors of Delta Dental from 2008 to 2013, Focus Products Group from 2009 to 2013, and Physician’s Formula Holdings, Inc. (NASDAQ: FACE) from 2011 to 2012.

Ms. Harrington was selected to join the Board due to her experience and expertise in the food production, distribution and services industries. Ms. Harrington currently serves as Chief Executive Officer and Founder of Tennessee Bun Company, a manufacturer and innovator in the wholesale baking, frozen dough and storage industries, since 1996. Previously, Ms. Harrington owned and operated three McDonald’s franchises from 1990 to 1998. Ms. Harrington currently serves on a number of private company Boards, including the Board of Trustees for Belmont University, and as a member of the Board of Directors of the Chief Executives Organization, American Bakers Association and Nashville Entrepreneur Center. She also served on the Board of Directors of the Federal Reserve Bank of Atlanta, Nashville Branch from 2008 to 2013.

About Zoës Kitchen
Founded in 1995, Zoës Kitchen is a fast casual restaurant concept serving a distinct menu of fresh, wholesome, Mediterranean-inspired dishes delivered with Southern hospitality. With 142 locations in 16 states across the United States, Zoës Kitchen aims to deliver goodness to its guests by providing simple, tasty and fresh Mediterranean meals, inspired by family recipes, and made from scratch daily. For more information, please visit www.zoeskitchen.com, www.facebook.com/ZoesKitchen or twitter.com/ZoesKitchen.